Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form F-3 of Adecoagro S.A. of our report dated November 28, 2025 relating to the financial statements of Profertil S.A. as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, appearing in the Form 6-K of Adecoagro S.A. filed on December 1, 2025.  We also consent to the reference to us under the heading “Experts” of this Registration Statement.

/s/ Deloitte & Co. S.A.

Buenos Aires, Argentina

December 1, 2025